Exhibit 99.1

WHITE MOUNTAINS REPORTS BOOK VALUE PER SHARE OF $345

HAMILTON, Bermuda (November 1, 2005) – White Mountains Insurance Group, Ltd. ended the third quarter of 2005 with a fully converted tangible book value per share of $345, down $14 from the second quarter of 2005 primarily due to the Gulf Coast hurricanes. Tangible book value per share increased 2.5% for the first nine months of 2005 and 10% for the last twelve months, including dividends.

Adjusted comprehensive net loss for the quarter was $131 million compared to adjusted comprehensive net income of $73 million in the third quarter of the prior year.  For the first nine months, adjusted comprehensive net income was $80 million compared to $306 million in the same period last year.

The following after-tax items impacted the quarter:

•                  $186 million in losses from hurricanes Katrina and Rita.  In addition, there was a $12 million reduction in accrued profit commissions from Olympus Re.

•                  $87 million decrease in the value of the Company’s investment in Montpelier Re, net of dividends received.

CEO Steve Fass said, “Hurricane Katrina is an industry changing event.  The magnitude of the insured loss is a multiple of any previous natural disaster.  However, even in the face of the losses we incurred due to the Gulf Coast hurricanes, we are profitable through nine months.  White Mountains’ losses were contained to less than 5% of our total capital and we continue to have a significant amount of dry powder.  Further, we are already seeing an increase in pricing, and improved terms and conditions, which bodes well for the future.”

Net loss for the quarter was $66 million, compared to net loss of $10 million in the prior year’s third quarter.  The increased loss was driven by a higher level of catastrophe claims from this year’s Gulf Coast hurricanes versus last year’s storms.  For the first nine months, the Company reported net income of $257 million versus $254 million in the comparable period.  The first nine months benefited from the special dividend of $56 million after-tax ($74 million pretax) paid by Montpelier Re in the first quarter of 2005.

Subsequent to the end of the quarter, the Company experienced losses related to hurricane Wilma.  The Company’s preliminary estimates indicate that its total pre-tax net losses resulting from the impact of this storm on its insurance and reinsurance operations will be less than $50 million. These estimates do not reflect any impact on the value of the Company’s investment in Montpelier Re.

OneBeacon

OneBeacon’s pretax income for the third quarter of 2005 was $116 million, compared to $35 million for the third quarter of 2004.  For the first nine months of 2005, pretax income was $397 million, versus $272 million for the comparable period of 2004.  The GAAP combined ratio was 107% for the third quarter and 99% for the first nine months of 2005, compared to 109% and 100% for the comparable periods of 2004.  Net written premiums decreased 9% in the quarter and 15% for the nine months from the comparable 2004 periods.  The decline in premium volume was partially due to the sale of the renewal rights for OneBeacon’s legacy New York commercial business and the one-time premium increase in 2004 from the assumption of unearned premiums in the Atlantic Specialty acquisition.  In addition, personal lines premium decreased due to lower volumes in Massachusetts, New York and New Jersey.  Third quarter results also included a $28 million gain on the sale of OneBeacon’s National Farmers Union Property and Casualty Company subsidiary.

Hurricanes Katrina and Rita caused pretax losses of $55 million in the quarter, mostly concentrated in the specialty property unit.  The prior year’s third quarter had $31 million of pretax storm losses, as well as a $53 million pretax reserve increase.

Mike Miller, CEO of OneBeacon said, “Obviously the storm losses hurt our results for the third quarter.  However, the rest of our businesses are doing well and, even with the impact of the storms, we produced an underwriting profit for the first nine months.  In addition, we anticipate an improved pricing environment into 2006.”

White Mountains Re

White Mountains Re’s pretax loss for the third quarter of 2005 was $156 million, compared to a pretax loss of $80 million for the third quarter of 2004.  For the first nine months of 2005, the pretax loss was $13 million versus pretax income of $39 million in the comparable prior year period.  The GAAP combined ratio was 156% for the third quarter of 2005 and 116% for the first nine months of 2005, compared to 122% and 104% in the comparable periods of 2004.  Net written premiums were down 13% in the quarter, reflecting the softer market in 2005 versus 2004. However, nine-month premiums were up 4% due to the acquisition of Sirius in April 2004.

Hurricanes Katrina and Rita caused pretax losses of $228 million in the quarter and a $13 million pretax reduction in accrued profit commissions from Olympus Re.  The prior year’s third quarter had $95 million of pretax storm losses and a $15 million pretax reduction in accrued profit commissions from Olympus Re.

Steve Fass added, “The losses from the Gulf Coast hurricanes, while substantial, were within our underwriting tolerances for events of this magnitude.  Most of the loss occurred in our Folksamerica subsidiary, and we have already replenished its capital with a $150 million contribution from White Mountains.  We are well-positioned to take advantage of the improved marketplace.”

Esurance

Esurance’s pretax loss in the third quarter of 2005 was $6 million, compared to pretax income of $1 million in the third quarter of the prior year.  The third quarter loss was the result of higher acquisition expenses and a compensation accrual for a new long-term incentive plan adopted during the quarter.  As a result of these increased expenses, the GAAP combined ratio was 113% in the third quarter of 2005, compared to 101% for the third quarter of the prior year.  For the third quarter, the loss and LAE ratio of 67% was consistent with the 68% reported in the prior year’s quarter.  Net written premiums continue to grow rapidly, up 83% to $100 million for the quarter and up 76% to $253 million for the nine months of 2005.

Gary Tolman, CEO of Esurance, stated, “Reaching the $100 million mark for premiums written during the quarter is another milestone in Esurance’s development.  Although acquisition costs have increased, our marketing initiatives are working the way we want.  By achieving large premium increases while maintaining an excellent loss ratio, I believe we are further growing our intrinsic business value.”

Other Operations

White Mountains’ Other Operations reported a pretax loss of $85 million for the third quarter of 2005, compared to a pretax loss of $33 million for the third quarter of 2004.  For the first nine months of 2005, the segment reported a pretax loss of $96 million versus $180 million in the comparable period of 2004.  The higher loss for the quarter is primarily due to the decrease in the value of the Company’s investment in Montpelier Re warrants.  The lower loss in the nine months of 2005 reflects lower compensation expense and the benefit of the special dividend from Montpelier Re received in the first quarter of 2005.

Investment Activities

Mark Dorcus, President of White Mountains Advisors, said, “The decline in the market price of Montpelier Re’s stock during the quarter partially offset continued strong results in the rest of our equity portfolio.  On the fixed income side, by maintaining a high quality, short duration portfolio, our performance for the quarter was better than conventional benchmarks.”

The GAAP pretax total return on invested assets for the quarter was 0.5%.  For the nine months the total return was 1.8%.  Net investment income was $111 million in the quarter, up 33% from the third quarter of 2004, and $389 million for the first nine months of 2005, up 57% from the prior period.  Higher short-term interest rates contributed to the quarterly increase, while the nine-month period also benefited from the aforementioned Montpelier Re special dividend.

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the Company’s website located at www.whitemountains.com. The Company expects to file its Form 10-Q with the Securities and Exchange Commission on or before November 2, 2005 and urges shareholders to refer to that document for more complete information concerning White Mountains’ financial results.

Regulation G

This earnings release includes two non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures.  White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’ financial performance.

Adjusted comprehensive net income is a non-GAAP measure that excludes the change in net unrealized gains from Symetra’s fixed maturity portfolio from comprehensive net income.  GAAP requires these assets to be marked-to-market, which results in gains during periods when interest rates fall and losses in periods when interest rates rise.  Because the liabilities related to the life insurance and structured settlement products that these assets support are not marked to market, it is likely that the economic impact on Symetra would be the opposite of that shown under GAAP  (i.e., in general, Symetra’s intrinsic value increases when interest rates rise and decreases when interest rates fall).  The reconciliation of adjusted comprehensive net income to comprehensive net income is included on page 7.

Fully converted tangible book value per share is a non-GAAP measure which is derived by expanding the GAAP book value per share calculation to include the effects of assumed conversion of all convertible securities and to exclude any unamortized goodwill and net unrealized gains from Symetra’s fixed maturity portfolio.  The reconciliation of fully converted tangible book value per share to book value per share is included on page 6.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements.  The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements.  These forward-looking statements include, among others, statements with respect to White Mountains’:

•                                          growth in book value per share or return on equity;

•                                          business strategy;

•                                          financial and operating targets or plans;

•                                          incurred losses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•                                          projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•                                          expansion and growth of our business and operations; and

•                                          future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•                                          claims arising from catastrophic events, such as hurricanes, earthquakes, floods or terrorist attacks;

•                                          the continued availability of capital and financing;

•                                          general economic, market or business conditions;

•                                          business opportunities (or lack thereof) that may be presented to it and pursued;

•                                          competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•                                          changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its clients;

•                                          an economic downturn or other economic conditions adversely affecting its financial position;

•                                          recorded loss reserves subsequently proving to have been inadequate;

•                                          other factors, most of which are beyond White Mountains’ control.

Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. White Mountains assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(millions, except share amounts)

(Unaudited)

	September 30,	December 31,	September 30,
	2005	2004	2004
Assets

Fixed maturity investments	$7,594.2	$7,900.0	$7,562.1
Short-term investments	1,027.3	1,058.2	1,839.2
Common equity securities	1,000.1	1,043.9	989.1
Other investments	507.1	527.4	438.2

Total investments	10,128.7	10,529.5	10,828.6

Reinsurance recoverable on unpaid losses	4,824.0	3,797.4	3,913.6
Reinsurance recoverable on paid losses	103.3	92.0	74.0
Funds held by ceding companies	707.6	943.8	931.8
Insurance and reinsurance premiums receivable	1,039.7	942.2	1,067.0
Securities lending collateral	786.9	593.3	583.8
Investments in unconsolidated insurance affiliates	486.8	466.6	443.0
Deferred acquisition costs	308.3	308.2	342.9
Ceded unearned premiums	242.2	224.1	258.9
Accounts receivable on unsettled investment sales	27.0	19.9	91.1
Other assets	1,141.3	1,098.1	996.3

Total assets	$19,795.8	$19,015.1	$19,531.0

Liabilities

Loss and loss adjustment expense reserves	$10,102.6	$9,398.5	$9,533.9
Reserves for structured contracts	268.3	375.9	400.1
Unearned insurance and reinsurance premiums	1,717.9	1,739.4	1,926.0
Debt	775.2	783.3	793.6
Securities lending payable	786.9	593.3	583.8
Preferred stock subject to mandatory redemption	227.9	211.9	207.1
Ceded reinsurance payable	219.1	201.4	131.5
Funds held under reinsurance treaties	169.9	155.4	160.0
Accounts payable on unsettled investment purchases	162.8	30.9	509.2
Other liabilities	1,482.4	1,641.2	1,649.9

Total liabilities	15,913.0	15,131.2	15,895.1

Common Shareholders’ Equity

Common shares and paid-in surplus	1,726.9	1,725.8	1,719.2
Retained earnings	1,888.0	1,695.9	1,531.2
Accumulated other comprehensive income, after tax:
Net unrealized gains on investments	249.4	359.5	329.1
Equity in net unrealized gains from Symetra’s fixed maturity portfolio	39.4	56.6	48.1
Net unrealized foreign currency translation gains (losses) and other	(20.9)	46.1	8.3

Total common shareholders’ equity	3,882.8	3,883.9	3,635.9

Total liabilities and common shareholders’ equity	$19,795.8	$19,015.1	$19,531.0

Common shares outstanding (000’s)	10,774	10,773	10,769
Common and equivalent shares outstanding (000’s)	10,818	10,819	10,819

WHITE MOUNTAINS INSURANCE GROUP, LTD.

FULLY CONVERTED TANGIBLE BOOK VALUE PER COMMON AND EQUIVALENT SHARE

(Unaudited)

	September 30,	June 30,	December 31,	September 30,
	2005	2005	2004	2004
Book value per share numerators (in millions):

Common shareholders’ equity	$3,882.8	$4,091.8	$3,883.9	$3,635.9
Benefits to be received from share obligations under employee benefit plans	6.5	6.6	6.7	7.1
Remaining adjustment of subsidiary preferred stock to face value	(92.1)	(97.8)	(108.1)	(112.9)
Book value per share numerator	3,797.2	4,000.6	3,782.5	3,530.1
Less: Equity in net unrealized gains from Symetra’s fixed maturity portfolio	(39.4)	(95.7)	(56.6)	(48.1)
Less: Goodwill of consolidated limited partnership investments	(25.4)	(19.7)	(20.0)	(20.0)
Fully converted tangible book value per common and equivalent share numerator	$3,732.4	$3,885.2	$3,705.9	$3,462.0

Book value per share denominators (in thousands of shares):

Common Shares outstanding	10,773.7	10,774.3	10,772.8	10,769.4
Share obligations under employee benefits plans	44.3	44.7	46.5	50.0
Fully converted tangible book value per common and equivalent share denominator	10,818.0	10,819.0	10,819.3	10,819.4

Book value per common and equivalent share	$351.01	$369.78	$349.60	$326.28
Fully converted tangible book value per common and equivalent share	$345.02	$359.11	$342.52	$319.98

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(millions, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues:
Earned insurance and reinsurance premiums	$982.4	$992.3	$2,880.8	$2,821.4
Net investment income	110.8	83.4	389.3	247.6
Net realized investment gains	18.9	53.6	119.3	109.8
Other revenue	65.5	34.3	184.4	126.1

Total revenues	1,177.6	1,163.6	3,573.8	3,304.9
Expenses:
Loss and loss adjustment expenses	929.6	787.8	2,119.1	1,934.5
Insurance and reinsurance acquisition expenses	199.7	203.6	572.9	545.2
Other underwriting expenses	105.7	137.5	356.2	386.7
General and administrative expenses	39.5	78.4	138.7	202.4
Accretion of fair value adjustment to loss and loss adjustment expense reserves	9.1	10.2	28.1	33.1
Interest expense on debt	11.5	12.2	34.8	35.6
Interest expense - dividends on preferred stock subject to mandatory redemption	7.6	7.5	22.7	22.7
Interest expense - accretion on preferred stock subject to mandatory redemption	5.7	4.5	16.1	12.6

Total expenses	1,308.4	1,241.7	3,288.6	3,172.8

Pretax income (loss)	(130.8)	(78.1)	285.2	132.1

Income tax benefit (provision)	55.6	23.6	(56.1)	(65.7)

Net income (loss) before equity in earnings of unconsolidated affiliates and extraordinary item	(75.2)	(54.5)	229.1	66.4

Equity in earnings of unconsolidated insurance affiliates	8.9	3.7	27.7	26.8

Net income (loss) before extraordinary item	(66.3)	(50.8)	256.8	93.2

Excess of fair value of acquired net assets over cost	—	40.7	—	160.7

Net income (loss)	(66.3)	(10.1)	256.8	253.9

Change in net unrealized gains on investments	(122.4)	131.4	(127.3)	91.2
Change in foreign currency translation	1.6	(.1)	(67.0)	8.6

Comprehensive net income (loss)	(187.1)	121.2	62.5	353.7

Deduct: Change in net unrealized gains and losses from Symetra’s fixed maturity portfolio	56.3	(48.1)	17.2	(48.1)

Adjusted comprehensive net income (loss)	$(130.8)	$73.1	$79.7	$305.6

Basic earnings per share:

Net income (loss) before extraordinary item	$(6.16)	$(4.72)	$23.87	$9.70
Net income (loss)	(6.16)	(.94)	23.87	26.41

Diluted earnings per share:

Net income (loss) before extraordinary item	$(6.16)	$(4.72)	$23.73	$8.93
Net income (loss)	(6.16)	(.94)	23.73	24.44

Dividends per share	$2.00	$—	$6.00	$1.00

WHITE MOUNTAINS INSURANCE GROUP, LTD.

YTD SEGMENT INCOME STATEMENT

(in millions)

(Unaudited)

For the Nine Months Ended September 30, 2005

	OneBeacon	WM Re	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$1,622.0	$1,044.0	$213.0	$1.8	$2,880.8
Net investment income	191.7	109.1	6.5	82.0	389.3
Net realized investment gains (losses)	146.6	31.0	3.3	(61.6)	119.3
Other revenue	98.9	30.4	2.3	52.8	184.4

Total revenues	2,059.2	1,214.5	225.1	75.0	3,573.8
Expenses:
Loss and loss adjustment expenses	1,060.5	914.8	141.5	2.3	2,119.1
Insurance and reinsurance acquisition expenses	300.0	210.8	62.0	0.1	572.9
Other underwriting expenses	247.8	82.1	25.0	1.3	356.2
General and administrative expenses	52.7	9.0	—	77.0	138.7
Accretion of fair value adjustment to loss and lae reserves	—	8.6	—	19.5	28.1
Interest expense on debt	1.1	1.7	—	32.0	34.8
Interest expense - dividends and accretion on preferred stock subject to mandatory redemption	—	—	—	38.8	38.8

Total expenses	1,662.1	1,227.0	228.5	171.0	3,288.6

Pretax income (loss)	$397.1	$(12.5)	$(3.4)	$(96.0)	$285.2

For the Nine Months Ended September 30, 2004

	OneBeacon	WM Re	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$1,794.5	$903.4	$123.5	$—	$2,821.4
Net investment income	161.7	60.2	2.2	23.5	247.6
Net realized investment gains (losses)	107.0	9.0	0.6	(6.8)	109.8
Other revenue	93.0	23.0	1.3	8.8	126.1

Total revenues	2,156.2	995.6	127.6	25.5	3,304.9
Expenses:
Loss and loss adjustment expenses	1,180.2	655.3	89.0	10.0	1,934.5
Insurance and reinsurance acquisition expenses	328.1	197.2	19.9	—	545.2
Other underwriting expenses	284.0	83.1	18.3	1.3	386.7
General and administrative expenses	90.8	11.6	0.3	99.7	202.4
Accretion of fair value adjustment to loss and lae reserves	—	6.4	—	26.7	33.1
Interest expense on debt	0.7	2.7	—	32.2	35.6
Interest expense - dividends and accretion on preferred stock subject to mandatory redemption	—	—	—	35.3	35.3

Total expenses	1,883.8	956.3	127.5	205.2	3,172.8

Pretax income (loss)	$272.4	$39.3	$0.1	$(179.7)	$132.1

WHITE MOUNTAINS INSURANCE GROUP, LTD.

QTD SEGMENT INCOME STATEMENT

(in millions)

(Unaudited)

For the Three Months Ended September 30, 2005

	OneBeacon	WM Re	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$537.1	$363.5	$81.8	$—	$982.4
Net investment income	54.4	38.9	2.3	15.2	110.8
Net realized investment gains (losses)	60.0	12.5	1.1	(54.7)	18.9
Other revenue	54.5	2.8	0.8	7.4	65.5

Total revenues	706.0	417.7	86.0	(32.1)	1,177.6
Expenses:
Loss and loss adjustment expenses	396.2	478.2	54.6	0.6	929.6
Insurance and reinsurance acquisition expenses	102.2	69.6	27.9	—	199.7
Other underwriting expenses	75.5	19.9	9.9	0.4	105.7
General and administrative expenses	15.5	2.7	0.1	21.2	39.5
Accretion of fair value adjustment to loss and lae reserves	—	2.6	—	6.5	9.1
Interest expense on debt	0.4	0.6	—	10.5	11.5
Interest expense - dividends and accretion on preferred stock subject to mandatory redemption	—	—	—	13.3	13.3

Total expenses	589.8	573.6	92.5	52.5	1,308.4

Pretax income (loss)	$116.2	$(155.9)	$(6.5)	$(84.6)	$(130.8)

For the Three Months Ended September 30, 2004

	OneBeacon	WM Re	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$600.1	$345.9	$46.4	$(0.1)	$992.3
Net investment income	52.3	18.6	0.9	11.6	83.4
Net realized investment gains (losses)	36.1	(3.4)	0.2	20.7	53.6
Other revenue	29.1	(10.4)	0.8	14.8	34.3

Total revenues	717.6	350.7	48.3	47.0	1,163.6
Expenses:
Loss and loss adjustment expenses	441.9	305.3	31.6	9.0	787.8
Insurance and reinsurance acquisition expenses	111.7	83.5	8.4	—	203.6
Other underwriting expenses	97.7	32.2	7.1	0.5	137.5
General and administrative expenses	31.5	5.1	0.3	41.5	78.4
Accretion of fair value adjustment to loss and lae reserves	—	3.7	—	6.5	10.2
Interest expense on debt	0.3	1.0	—	10.9	12.2
Interest expense - dividends and accretion on preferred stock subject to mandatory redemption	—	—	—	12.0	12.0

Total expenses	683.1	430.8	47.4	80.4	1,241.7

Pretax income (loss)	$34.5	$(80.1)	$0.9	$(33.4)	$(78.1)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

SUMMARY OF GAAP RATIOS AND PREMIUMS

(Unaudited)

Nine Months Ended September 30, 2005

	OneBeacon
	Specialty	Personal	Commercial	Total (1)	WM Re	Esurance
GAAP Ratios
Loss and LAE	67%	58%	57%	65%	88%	66%
Expense	33%	31%	42%	34%	28%	41%
Total Combined	100%	89%	99%	99%	116%	107%

Dollars in millions
Net written premiums	$671.7	$481.9	$467.6	$1,659.5	$1,034.2	$253.4
Earned premiums	$615.0	$500.6	$466.5	$1,622.0	$1,044.0	$213.0

Nine Months Ended September 30, 2004

	OneBeacon
	Specialty	Personal	Commercial	Total (1)	WM Re	Esurance
GAAP Ratios
Loss and LAE	59%	60%	60%	66%	73%	72%
Expense	30%	32%	40%	34%	31%	31%
Total Combined	89%	92%	100%	100%	104%	103%

Dollars in millions
Net written premiums	$647.6	$559.9	$676.3	$1,941.7	$995.7	$144.0
Earned premiums	$606.3	$540.1	$530.8	$1,794.5	$903.4	$123.5

Three Months Ended September 30, 2005

	OneBeacon
	Specialty	Personal	Commercial	Total (1)	WM Re	Esurance
GAAP Ratios
Loss and LAE	90%	54%	61%	74%	132%	67%
Expense	34%	27%	40%	33%	24%	46%
Total Combined	124%	81%	101%	107%	156%	113%
Dollars in millions
Net written premiums	$244.7	$161.1	$161.3	$581.0	$329.1	$99.8
Earned premiums	$208.3	$163.4	$152.1	$537.1	$363.5	$81.8

Three Months Ended September 30, 2004

	OneBeacon
	Specialty	Personal	Commercial	Total (1)	WM Re	Esurance
GAAP Ratios
Loss and LAE	75%	64%	61%	74%	88%	68%
Expense	32%	28%	39%	35%	34%	33%
Total Combined	107%	92%	100%	109%	122%	101%
Dollars in millions
Net written premiums	$227.4	$217.1	$167.5	$638.2	$377.5	$54.6
Earned premiums	$193.2	$199.0	$171.8	$600.1	$345.9	$46.4

(1) Includes results from run off operations and reciprocals.